Exhibit 10.1

Mr. Joseph J. Frank
c/o SS&C Technologies Holdings, Inc.

80 Lamberton Road
Windsor, Connecticut 06095

August 27, 2021

Dear Joseph:

This letter agreement (this “Agreement”) sets forth our mutual agreement concerning your resignation as an executive officer and employee of SS&C Technologies Holdings, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and SS&C Technologies, Inc., a Delaware corporation (together with any successor thereto, “SS&C”), and their subsidiaries and affiliates (collectively, the “Company Group”).

1.
Resignation. Your employment with the Company Group will terminate in all capacities as of August 31, 2021 (the “Effective Date”). In that regard, you hereby resign, effective as of the Effective Date, from (a) your position as Senior Vice President, Chief Legal Officer and Secretary of the Company and (b) all other officer positions, committee memberships, directorships and other positions that you hold with the Company Group. You agree that you will cooperate with the Company Group in connection with any such resignation. You agree that on and after the Effective Date, you will not, subject to Section 6, represent yourself as being an employee, officer, director, agent or representative of the Company Group for any purpose.
2.
Salary and Benefits Prior to the Effective Date. During the period commencing on the date of this Agreement and ending on the Effective Date (or, if earlier, the date of any termination of your employment) (the “Continuation Period”), you will continue to receive your current base salary at the rate of $750,000 (the “Base Salary”) and you will continue to participate as an employee in the Company’s health and welfare plans and programs in accordance with their terms.
3.
Payments and Benefits. Subject to your execution of and continuing compliance with your obligations under this Agreement and in consideration of the covenants referenced herein and the waiver and release set forth below, and provided that you do not revoke this Agreement in accordance with Section 17(h), the Company will (i) pay to you, as promptly as practicable after the Effective Date, a cash payment in the amount of $1,300,000 and (ii) reimburse you for the employer portion (for active employees) of insurance premiums for eighteen (18) months with respect to your COBRA continuation (if elected by you) under the Company’s group medical, dental and vision benefit plans.
4.
Retirement Plans. You will be entitled to receive your vested accrued benefits, if any, under the Company’s 401(k) plan in accordance with the terms and conditions of such plan.
5.
Business Expenses. As promptly as practicable after the Effective Date, the Company will pay you any unreimbursed business expenses incurred through the Effective Date to which you are entitled to reimbursement pursuant to Section 4(b) of the Employment Agreement, dated as of February 9, 2018 (the “Employment Agreement”), by and between you and the Company.
6.
Consulting Services.
a.
Subject to your execution of and continuing compliance with your obligations under this Agreement and in consideration of the covenants referenced herein and the waiver and release set forth below, and provided that you do not revoke this Agreement in accordance with Section 17(h), commencing on the Effective Date and ending on October 31, 2021 (such date, the “Consulting End Date,” and the period from the Effective Date through the Consulting End Date, the “Consulting Period”), you will serve as a consultant to the Company. During the Consulting Period, you will provide such consulting and advisory services for the Company Group as may reasonably be determined from time to time by the Company, which services will include transition-related services and advice for the Company and its new General Counsel (such services collectively being referred to as the “Services”). Your performance of the Services will not be required for more than 20 hours per month and will be performed on a non-exclusive basis.
b.
During the Consulting Period, as compensation for the Services, you will be paid a fee of $200,000 in the aggregate, to be paid within thirty (30) days following the Consulting End Date subject to your timely ratification and confirmation as of the Consulting End Date of the release and representation contained in Sections 14(a), 14(b) and 14(c) as set forth in the signature page below.
c.
It is understood and agreed that you will perform the Services as an independent contractor, and this Section 6 is not intended by the parties to establish a continuation of your employment relationship. During the Consulting Period, you will not be entitled to any benefits provided by the Company to its employees.
7.
Outstanding Options. You hereby acknowledge that the options to purchase shares of the exchange-traded common stock of the Company (“Options”) that have been granted to you under the Company’s Amended and Restated 2014 Stock Incentive Plan or Second Amended and Restated 2014 Stock Incentive Plan, as applicable, pursuant to the option award agreements dated as of February 10, 2018, December 17, 2018, December 23, 2019, December 22, 2020 and March 17, 2021 (the “Award Agreements”) that are vested as of the Effective Date will be treated in accordance with the terms of the applicable Award Agreements and any Options that are not vested as of the Effective Date will, in accordance with the terms of the Award Agreements, be forfeited and cancelled in their entirety as of the Effective Date. In addition, you acknowledge and agree that except for the Options, you do not hold and are you not entitled to receive any other equity or equity-based awards in respect of the Company. For the avoidance of doubt, you will not be entitled to any additional vesting with respect to the Options during the Consulting Period. In addition, for the avoidance of doubt, the post-termination exercise period for your vested Options under the applicable Award Agreements will commence as of the Consulting End Date.
8.
No Other Compensation or Benefits. Except as otherwise specifically provided herein or as required by COBRA or other applicable law, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company Group on or after the Effective Date.
9.
Cooperation. Following the Effective Date, including during the Consulting Period, you agree to cooperate fully with the Company and its counsel with respect to any matter (including, without limitation, any litigation, investigation or government proceeding) that relates to matters with which you are or were involved or about which you had knowledge during your employment with the Company.
10.
Covenants and Agreements. You acknowledge and agree that you remain subject to the restrictive covenants set forth in Sections 6 through 9 of the Employment Agreement and in any other agreement with any member of the Company Group, which are incorporated herein by reference as if such provisions were set forth herein in full. Notwithstanding anything set forth in the Employment Agreement, you hereby agree that the Non-Compete Period set forth in the Employment Agreement will conclude on the eighteen (18) month anniversary of the Consulting End Date.
11.
Non-disparagement. You and the Company hereby agree that the non-disparagement covenant set forth in Section 7(e) of the Employment Agreement will conclude on the twelve (12) month anniversary of the Consulting End Date.
12.
Return of Property. No later than seven (7) days following the Effective Date, you will deliver to the Company (or, if requested by any member of the Company Group, destroy) all property made available to you in connection with your employment by any member of the Company Group, including, without limitation, any and all records, manuals, customer lists, notebooks, cellphones, electronic devices, computers, computer programs, credit cards, and files, papers, electronically stored information and documents kept or made by you in connection with your employment.
13.
Employee Protections. As described further in Section 16, you have the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise is intended to prohibit you from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity or self-regulatory organization, and you may do so without notifying the Company. The Company may not retaliate against you for any of these activities, and nothing in this Agreement or otherwise would require you to waive any monetary award or other payment that you might become entitled to from the SEC or any other governmental entity. Moreover, nothing in this Agreement or otherwise prohibits you from notifying the Company that you are going to make a report or disclosure to law enforcement.
14.
Release.
a.
General Release. In consideration of the Company’s obligations under this Agreement and for other valuable consideration, you hereby release and forever discharge the Company, each other member of the Company Group and each of their respective direct or indirect shareholders, officers, employees, directors and agents (collectively, the “Released Parties”) from any and all claims, actions and causes of action (collectively, “Claims”), including, without limitation, any Claims arising under (A) the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514; Sections 748(h)(i), 922(h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd Frank Act”), 7 U.S.C. § 26(h), 15 U.S.C. § 78u-6(h)(i) and 12 U.S.C. § 5567(a) but excluding from this release any right you may have to receive a monetary award from the SEC as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C. Sec. 26(a)-(g), or directly from any other federal or state agency pursuant to a similar program, or (B) any applicable federal, state, local or foreign law, that you may have, or in the future may possess arising out of (x) your employment relationship with and service as a director, employee, officer or manager of the Company or any other member of the Company Group, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 14(a) will not apply to (i) the obligations of the Company under this Agreement and (ii) the obligations of the Company to continue to provide officer indemnification to you as provided in the Company’s governing documents and Section 4(c) of the Employment Agreement. You further agree that the payments and benefits described in this Agreement will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that you may have against the Company or any other member of the Company Group arising out of your employment relationship, your service as a director, employee, officer or manager of the Company or any other member of the Company Group and the termination thereof. The provision of the payments and benefits described in this Agreement will not be deemed an admission of liability or wrongdoing by the Company or any other member of the Company Group. This Section 14(a) does not apply to any Claims that you may have as of the date you sign this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Claims arising under ADEA are addressed in Section 14(b) of this Agreement.
b.
Specific Release of ADEA Claims. In consideration of the payments and benefits provided to you under this Agreement, you hereby release and forever discharge the Company, each other member of the Company Group and each of their respective direct or indirect shareholders, officers, employees, directors and agents from any and all Claims that you may have as of the date you sign this Agreement arising under ADEA. By signing this Agreement, you hereby acknowledge and confirm the following: (i) you were advised by the Company in connection with your termination to consult with an attorney of your choice prior to signing this Agreement and to have such attorney explain to you the terms of this Agreement, including, without limitation, the terms relating to your release of claims arising under ADEA; (ii) you have been given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of your choosing with respect thereto; and (iii) you are providing the release and discharge set forth in this Section 14(b) only in exchange for consideration in addition to anything of value to which you are already entitled.
c.
Representation. You hereby represent that you have not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit or administrative agency proceeding, or action at law or otherwise against the Company or any other member of the Company Group or any of their respective shareholders, officers, employees, directors, shareholders or agents.
d.
Re-execution of Release and Representation. You hereby agree to re-execute the release and representation set forth in this Section 14 as of the Consulting End Date by signing below.
15.
Cessation of Payments. In the event that you (a) file any charge, claim, demand, action or arbitration with regard to your employment, compensation or termination of employment under any federal, state, local or foreign law, or an arbitration under any industry regulatory entity, except in either case for a claim for breach of this Agreement or failure to honor the obligations set forth herein or (b) breach any of the covenants contained or referenced in this Agreement, the Company will be entitled to immediately cease making any payments due pursuant to Section 3 or Section 6.
16.
Certain Exceptions. Notwithstanding anything in this Agreement or anywhere else in this Agreement or in any other agreement between you and any member of the Company Group, or in any Company code of conduct, employee manual, confidentiality policy or similar document, you have the right to:
i.
report possible violations of state or federal law or regulation that have occurred, are occurring, or are about to occur to any governmental agency or entity, or self-regulatory organization;
ii.
cooperate voluntarily with, or respond to any inquiry from, or provide testimony before any self-regulatory organization or any other federal, state or local regulatory or law enforcement authority;
iii.
make reports or disclosures to law enforcement or a regulatory authority without prior notice to, or authorization from, the Company; and
iv.
respond truthfully to a valid subpoena.
b.
In addition, the Company wants you to be aware that:

i.
you have the right to not be retaliated against for reporting, either internally to the Company or to any governmental agency or entity or self-regulatory organization, information which you reasonably believe relates to a possible violation of law, it is a violation of federal law to retaliate against anyone who has reported such potential misconduct either internally or to any governmental agency or entity or self-regulatory organization (retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act you may have performed) and it is unlawful for the Company to retaliate against you for reporting possible misconduct either internally or to any governmental agency or entity, or self-regulatory organization;
ii.
notwithstanding anything contained in this Agreement or otherwise, you may, to the extent contemplated by Section 13, disclose confidential Company information, including the existence and terms of any confidential agreements between you and the Company (including employment or severance agreements), to any governmental agency or entity or self-regulatory organization;
iii.
the Company cannot require you to withdraw reports or filings alleging possible violations of federal, state or local law or regulation, and may not offer you any kind of inducement, including payment, to do so;
iv.
your rights and remedies as a whistleblower protected under applicable whistleblower laws, including a monetary award, if any, may not be waived by any agreement, policy, form, or condition of employment, including by a predispute arbitration agreement; and
v.
even if you have participated in a possible violation of law, you may be eligible to participate in the confidentiality and retaliation protections afforded under applicable whistleblower laws, and may also be eligible to receive an award under such laws.
17.
Miscellaneous.
a.
Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied prior agreement with respect to the terms of your employment and the termination thereof which you may have had with the Company Group (including, without limitation, the Employment Agreement (except for Sections 6, 7, 8, 9, 10, 11, 12, 14, 16, 18, 19 and 20 thereof, which shall remain in full force and effect)). This Agreement may be amended only by a written document signed by the parties hereto.

b.
Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware (determined without regard to the choice of law provisions thereof).
c.
Tax Matters. Any payments made to you under this Agreement will be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract. You will be solely responsible for paying any state and local taxes imposed with respect to any exercise of your Options, and will defend, indemnify and hold the Company Group harmless against any claim or assessment by any taxing authority relating to such taxes.
d.
Voluntary Assent. You affirm that you have read this Agreement, and understand all of its terms, including the full and final release of claims set forth in Section 14. You further acknowledge that you have voluntarily entered into this Agreement; that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; and that this document gives you the opportunity and encourages you to have this Agreement reviewed by your attorney and/or tax advisor.
e.
Waiver. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants will not be construed as a waiver of the same or of the right of such party to enforce the same. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement will be valid only if made in writing and signed by each of the parties hereto. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.
f.
Severability. In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is held to be excessively broad as to duration, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.
g.
Counterparts. This Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement.
h.
Revocation. This Agreement may be revoked by you within the seven-day period commencing on the date you sign this Agreement (the “Revocation Period”). In the event of any such revocation by you, all obligations of the Company and you under this Agreement will terminate and be of no further force and effect as of the date of such revocation. No such revocation by you will be effective unless it is in writing and signed by you and received by the Company prior to the expiration of the Revocation Period.
i.
Notices. All notices, demands, requests or other communications which may be or are required to be given, served, or sent by a party pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by courier), mailed by first-class, registered or certified mail, return-receipt requested, postage prepaid, or transmitted by telegram, telex or facsimile transmission, addressed as follows:

If to the Company:

SS&C Technologies Holdings, Inc.

80 Lamberton Road

Windsor, Connecticut 06095

Attention: William C. Stone

If to you:

At your address on file with the Company.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.

[The rest of this page is intentionally blank]

SS&C Technologies Holdings, Inc.
By:	/s/ William C. Stone
Name: William C. Stone
Title: Chief Executive Officer

YOU HEREBY ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, THAT YOU FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS, AND THAT YOU HEREBY ENTER INTO THIS AGREEMENT VOLUNTARILY AND OF YOUR OWN FREE WILL.

ACCEPTED AND AGREED: /s/ Joseph J. Frank
Joseph J. Frank
Date:	August 28, 2021

The release and representations contained in Sections 14(a), (b) and (c) above are ratified and confirmed with respect to any Claims, acts or omissions through the Consulting End Date.

ACCEPTED AND AGREED: /s/ Joseph J. Frank
Joseph J. Frank
Date:	October 31, 2021